Exhibit 3.1

AMENDMENT TO BY-LAWS
OF
HOME PRODUCTS INTERNATIONAL, INC.

(as adopted by the Board of Directors on January 5, 2005)

1.	Section 3.5 shall be amended and restated in its entirety to read as follows:

“Section 3.5 Notice. Notice of any special meeting shall be duly given to each director by (i) giving notice to such director in person or by telephone, electronic communication (including email) or voice message system at least 24 hours in advance of the meeting, (ii) sending a facsimile, or delivering written notice by hand, to his last known business or home address at least 24 hours in advance of the meeting, or (iii) mailing written notice to his last known business or home address at least two days in advance of the meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.”

2.	There is hereby added a new Section 3.13, which shall read in its entirety as follows:

“Section 3.13 The Chairman of the Board. In its discretion, the Board of Directors may appoint a non-employee director as the Chairman of the Board (the “Chairman”). If the Board of Directors appoints a Chairman, he shall perform such duties and possess such powers as are assigned to him by the Board of Directors. Unless otherwise provided by the Board of Directors, he shall preside at all meetings of the stockholders and at all meetings of the Board of Directors.”

3.	The first sentence of Section 4.1 shall be amended and restated in its entirety to read as follows:

“The principal officers of the Corporation shall be a Chief Executive Officer (who shall perform the functions of a President except as otherwise provided in Section 4.5 below), a President (if the Board chooses to appoint such an officer), a Chief Operating Officer, a Treasurer, and a Secretary, and such Vice Presidents (the number thereof to be determined by the Board of Directors), Assistant Treasurers, Assistant Secretaries or other officers as may be elected or appointed by the Board of Directors.”

4.	Section 4.2 shall be amended and restated in its entirety to read as follows:

“Section 4.2 Election and Terms of Office. Officers may be appointed by the Board of Directors at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been duly elected or appointed and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer or agent shall not of itself create contract rights. In its discretion, the Board of Directors may leave unfilled any office.”

5.	Section 4.5 is hereby deleted in its entirety.

6.	Section 4.6 shall be renumbered as Section 4.5 and shall be amended and restated in its entirety to read as follows:

“Section 4.5 The Chief Executive Officer. Subject to the supervisory powers of the Board of Directors, the Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general charge of the business and affairs of the Corporation. In the event that a Chairman has not been appointed, or where a Chairman who has been appointed is absent or unable to act, the Chief Executive Officer, if a director, shall preside over all meetings of the stockholders and over all meetings of the Board of Directors, unless otherwise provided by the Board of Directors. He shall keep the Board of Directors fully informed and shall freely consult with them concerning the business of the Corporation. Except where a President has been appointed, or where a President who has been appointed is absent or unable to act, the Chief Executive Officer shall perform all the functions assigned to a President in these By-Laws and all such other duties as are customarily incident to the office of President. He may sign, with the Secretary or any other officer of the Corporation thereunto authorized by the Board of Directors, certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors itself from time to time.”

7.	There is hereby added a new Section 4.6, which shall read in its entirety as follows:

“Section 4.6 The President. Subject to the supervisory powers of the Board of Directors and the Chief Executive Officer (if such an officer be appointed), the President (if such an officer be appointed) shall, in the absence of or because of the inability to act of the Chief Executive Officer, be the chief executive officer of the Corporation and shall supervise and control all of the assets, business, and affairs of the Corporation. The President (if such an officer be appointed) shall report to the Chief Executive Officer. The President may sign certificates for shares of the corporation, deeds, mortgages, bonds, contracts, and other instruments, except when the signing thereof has been expressly delegated by the Board of Director or by these By-Laws to some other officer or agent of the Corporation or is otherwise required by law to be signed by some other officer or in some other manner. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors and the Chief Executive Officer from time to time. Notwithstanding anything to the contrary contained herein, in the event that a President has not been appointed, or where a President who has been appointed is absent or unable to act, the Chief Executive Officer shall perform all the functions assigned to a President in these By-Laws and all such other duties as are customarily incident to the office of President.”

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